Exhibit 99.3

News Release

Media Contacts:	Steven Campanini	Investor Contacts:	Joe Romanelli
	(908) 423-4291		(908) 423-5088

	David Caouette		Carol Ferguson
	(908) 423-3461		(908) 423-4465

Merck Announces New $5 Billion Share Repurchase Program

WHITEHOUSE STATION, N.J., Wednesday, April 27, 2011 – Merck (NYSE: MRK), known as MSD outside the United States and Canada, today announced that its Board of Directors has approved additional purchases of up to $5 billion of Merck’s common stock for its treasury. The treasury stock purchase has no time limit and will be made over time on the open market, in block transactions or in privately negotiated transactions.

“Merck has a history of leadership in returning cash to shareholders,” said Kenneth C. Frazier, Merck’s president and chief executive officer. “Together with our strong dividend, today’s action reflects our confidence in Merck’s strategy and demonstrates our commitment to delivering shareholder value.

“The company’s total current share repurchase program is now $6.4 billion, with today’s announcement and the $1.4 billion share repurchase authorization remaining under the program announced on November 24, 2009.

About Merck

Today’s Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2010 Annual Report on Form 10-K and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #